Exhibit 10.4

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this December 19, 2008 by and between CRC Crystal Research, Corp., and or its designees ("Seller") and Connor & Kirk Capital, LLC. ("Purchaser");

WHEREAS, the Seller is the record owner and holder of Five Million Five Hundred Thousand (5,500,000) shares of the capital stock of CRC Crystal Research, Corp., ("Corporation"), a Nevada  Corporation, which Corporation has issued capital stock of 13,370,270  shares of $0.001 par value common stock; and

WHEREAS, the Purchaser desires to purchase said stock and the Seller desires to sell said stock, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby agreed as follows:

1.  PURCHASE AND SALE:  Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, transfer, and deliver to the Purchaser certificates representing such stock, and the Purchaser shall purchase from the Seller the Corporation's Stock in consideration of the purchase price set forth in this Agreement.  The certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller. The closing of the transactions contemplated by this Agreement
("Closing"), shall take place upon the executed signature of this Agreement.

2.  AMOUNT AND PAYMENT OF PURCHASE PRICE.  The total consideration and method of payment thereof are fully set out in Exhibit "A" attached hereto and made a part hereof.

3.  REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller hereby warrants and represents:

  (a) Organization and Standing.  Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to carry on its business as it is now being conducted.
  (b) Character of Stock to be Purchased.
i.	The Seller is not a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock.
ii.	Seller is the lawful owner of the Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.
iii.
There are no existing warrants, options, stock purchase agreements, redemption agreements, calls or rights to subscribe of any character relating to the stock, nor are there any securities convertible into such stock that are different than what has been reported in its SEC filings to date.

4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER.

Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5. FIRST RIGHT OF REFUSAL

 The Company will not issue any stock for a period of Two (2) months from the date of approval for trading.

6. LOCK-UP.

The Company shall cause its officers, insiders, directors, and affiliates or other related parties under control of the Company, to refrain from selling Common Stock for a period of Two (2) months from the date of approval for trading.

7.  GENERAL PROVISIONS

(a) Entire Agreement. This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law. This agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New York and the State of Arizona.  The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of Arizona.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written:

Signed, sealed and delivered in the presence of:

PURCHASERS

By: /s/ Matthew A. Connor
Matthew A. Connor, CEO
Connor & Kirk Capital, LLC.
Date: December 19, 2008

SELLERS

By: /s/ Kiril A. Pandelisev
Dr. Kiril A. Pandelisev, CEO
CRC Crystal Research Corporation
Date: December 19, 2008

EXHIBIT "A” AMOUNT AND PAYMENT OF PURCHASE PRICE

  (a) Consideration. As total consideration for the purchase and sale of the Corporation's Stock, pursuant to this Agreement, the Purchaser shall pay to the Seller the sum of Three Million Dollars ($3,025,000) for total of 5,500,000 shares of common stock valued at $0.55 per share.  The total consideration to be referred to in this Agreement shall be known as the "Purchase Price".

(b) Payment. The Purchase Price shall be paid as follows:

    i. Upon execution of this agreement, Seller shall place in escrow Five Million Five Hundred Thousand shares (5,500,000) to be  accessible by the Purchaser as stated in an escrow agreement.

    ii. Within a week after the Company is approved for trading the Purchaser will   provide the Seller with the first weekly payment of $50,000 (Fifty Thousand Dollars) and weekly payments of $250,000 (Two Hundred Fifty Thousand Dollars) per week thereafter, until seller has received the aggregate sum of Three Million Twenty Five Thousand Dollars ($3,025,000). The escrow agreement will have provisions to facilitate for efficient stock sales and payments for the stock.

Purchaser will make payments via wire transfer to account as provided by the escrow agent.

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EXHIBIT "A” AMOUNT AND PAYMENT OF PURCHASE PRICE

(a) Consideration. As total consideration for the purchase and sale of the Corporation's Stock, pursuant to this Agreement, the Purchaser shall pay to the Seller the sum of Three Million Dollars ($3,025,000) for total of 5,500,000 shares of common stock valued at $0.55 per share.  The total consideration to be referred to in this Agreement shall be known as the "Purchase Price".

(b) Payment. The Purchase Price shall be paid as follows:

    i. Upon execution of this agreement, Seller shall place in escrow Five Million Five Hundred Thousand shares (5,500,000) to be  accessible by the Purchaser as stated in an escrow agreement.

    ii. Within a week after the Company is approved for trading the Purchaser will   provide the Seller with the first weekly payment of $50,000 (Fifty Thousand Dollars) and weekly payments of $250,000 (Two Hundred Fifty Thousand Dollars) per week thereafter, until seller has received the aggregate sum of Three Million Twenty Five Thousand Dollars ($3,025,000). The escrow agreement will have provisions to facilitate for efficient stock sales and payments for the stock.

Purchaser will make payments via wire transfer to account as provided by the escrow agent.

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